Exhibit 10.2

FIRST COMMUNITY CORPORATION

2021 Omnibus EQUITY INCENTIVE Plan

PERFORMANCE-BASED Restricted Stock UNIT Award Grant Notice

Participant Name:	______________________

Company:	First Community Corporation

Employer:	______________________

Notice:	A summary of the terms of your grant of Performance-Based Restricted Stock Unit Award is set out in this notice (the “Grant Notice”) but subject always to the terms of the First Community Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), and the Performance-Based Restricted Stock Unit Award Agreement (the “Award Agreement”) attached hereto as Exhibit A. Capitalized terms not defined in this Grant Notice but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement, respectively. In the event of any inconsistency between the terms of this Grant Notice, the terms of the Plan and the Award Agreement, the terms of the Plan and the Award Agreement shall prevail.

Type of Award:	Award of performance-based restricted stock units (“PRSUs”), meaning the right granted to the Participant to receive one Share of Common Stock for each PRSU at the end of the specified performance-based vesting period and contingent on attainment of the specified performance.

Stock:	Shares of common stock, $1.00 par value per share, of the Company.

Performance Period:	January 1, 20__ - December 31, 20__

Target Number of PRSUs:	_________, which are divided into:

•	Target TSR PRSUs ________[one-third, rounded down]

•	Target ROAE PRSUs ________ [one-third, rounded down]

•	Target NPA PRSUs ________ [remainder, rounded down]

Grant Date:	___________, 20__

Vesting Schedule:

Except as set forth in Section 2 of the Award Agreement, PRSUs granted will vest (which for purposes of this Grant Notice and your Award Agreement means that you will become entitled to have Shares of Common Stock delivered to you) in accordance with the following schedules and terms and conditions:

Fundamental Conditions:

Except as set forth in Section 2 of the Award Agreement, you will vest in a number of PRSUs (in whole Shares of Common Stock) determined after the end of the Performance Period based on the Company’s achievement of the performance measures (the “Performance Measures”) set forth in clauses (a), (b) and (c) below (TSR, ROAE and NPA, each as defined below), provided that (except as set forth in Section 2 of the Award Agreement) no PRSUs shall vest unless each of the following conditions (the “Fundamental Conditions”) shall have been satisfied:

(i)	Required Internal Soundness Measure. The Required Internal Soundness Measure set forth in the Internal Soundness Measure Policy, attached as Exhibit B hereto, shall have been achieved;
(ii)	Net Core Income. In each calendar year during the Performance Period, the Company shall have achieved Net Core Income equal to at least 80% of the Net Core Income that shall have been budgeted for such year in the budget approved by the Board for such year. “Net Core Income” is a non-GAAP measure that excludes the after-tax effect of merger-related expense and other nonrecurring, unusual or other charges or revenues (identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filing with the U.S. Securities and Exchange Commission) that the Board, or the Committee, determines should be excluded in order to better reflect operating performance. The Board and the Committee will have discretion in determining the budgeted and the achieved Net Core Income numbers.
(iii)	Continuous Employment. You must continue to be an employee of the Company or a Subsidiary of the Company until the Performance Vesting Date.

Performance Measures:

Except as set forth in Section 2 of the Award Agreement, if the Fundamental Conditions are satisfied then the determination of the number of PRSUs that vest is based on achievement of the following Performance Measures as applicable to the type of PRSU (TSR, ROAE or NPA, as defined below) determined separately.

(a)	Total Shareholder Return PRSUs. The number of Target PRSUs set forth in the Grant Notice as TSR PRSUs are increased or decreased and vest based on TSR over the Performance Period as follows:
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Performance Period	Threshold Goal	Target Goal	Maximum Goal
1/1/__ – 12/31/__	TSR is 75th Percentile of Index	TSR is 100th Percentile of Index	TSR is 125th Percentile of Index
Award Payout Level (percentage of Target TSR PRSUs)	50%	100%	150%

For purposes of this Award, “TSR” means cumulative Share price appreciation (or depreciation) plus cumulative dividends per Share of the Company’s Common Stock, measured relative to the change in the average of the Nasdaq Bank Index (CBNK) and SNL MicroCap US Bank Index, over the Performance Period. Determination of the ending Share price will be the average closing price of a Share of Common Stock during the 30-day period ending on the last day of the Performance Period. The starting price of a Share of Common Stock will be the closing price on the last business day immediately preceding the start of the Performance Period.

(b)	Return on Average Equity PRSUs. The number of Target PRSUs set forth in the Grant Notice as ROAE PRSUs shall be increased or decreased and vest based on ROAE over the Performance Period as follows:

Performance Period	Threshold Goal	Target Goal	Maximum Goal
1/1/__ – 12/31/__	30th Percentile of ROAE compared to Peer Banks	50th Percentile of ROAE compared to Peer Banks	75th Percentile of ROAE compared to Peer Banks
Payout Level (percentage of Target ROAE PRSUs)	50%	100%	150%

For purposes of this Award, “Return on Average Equity” (ROAE) means the Company’s quarterly net income divided by the ending shareholders’ equity value of the Company as of the applicable quarter, averaged over the 12 calendar quarters of the Performance Period. That average is compared to the return on average equity, for the applicable quarter, of an index of peer banks/bank holding companies, pulled by the Company from S&P Global, that are publicly traded, located in the southeast and .5 to 1.5 of our asset size, over the same Performance Period.

(c)	Non-Performing Assets PRSUs. The number of Target PRSUs set forth in the Grant Notice as NPA PRSUs shall be increased or decreased and vest based on NPA over the Performance Period as follows:

Performance Period	Threshold Goal	Target Goal	Maximum Goal
1/1/__ – 12/31/__	30th Percentile of NPA compared to Peer Banks	50th Percentile of NPA compared to Peer Banks	75th Percentile of NPA compared to Peer Banks
Payout Level (percentage of Target NPA PRSUs)	50%	100%	150%
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For purposes of this Award, “NPA” means the Company’s non-performing assets (which includes non-accrual loans, loans > 90 days delinquent and still accruing interest and other real estate owned), divided by the total assets of the Company, as of the end of each applicable quarter, averaged over the 12 calendar quarters of the Performance Period. That average is compared to the non-performing assets as a percentage of total assets of an index of peer banks/bank holding companies, pulled by the Company from S&P Global, that are publicly traded, located in the southeast and .5 to 1.5 of our asset size, averaged over the same Performance Period.

If the Threshold Goal for a Performance Measure has not been achieved, 0% of the PRSUs that vest based on such Performance Measure will vest as a result of performance. Vesting will be prorated on a linear basis for performance between the levels of threshold, target and maximum goals. For example, if ROAE for the Performance Period is at the 40th Percentile of ROAE compared to Peer Banks (the mid-point between threshold and target performance) then 75% (the mid-point between the Threshold Goal and Target Goal vesting percentages) of the Target ROAE PRSUs will vest. If a fraction of a PRSU would otherwise vest based on the formulas above, such fraction will be rounded to the nearest whole number (and 0.5 shall round to 1).

If the Fundamental Conditions are not satisfied, as determined by the Committee, then all PRSUs shall be cancelled and forfeited as of the Performance Vesting Date. If the Fundamental Conditions are satisfied, as determined by the Committee, the final number of Shares to be paid under your Award will be the sum of the number of TSR PRSUs, ROAE PRSUs and NPA TRSUs earned as of the end of the Performance Period which the Committee designates as vested.

Delivery of Shares:	Except as otherwise set forth in the Award Agreement, upon vesting, the applicable Shares of Common Stock, subject to required tax withholding, shall be transferred by the Company to the Participant between January 1 and March 15 of the calendar year following the end of the Performance Period (the “Fixed Delivery Period”).

Withholding:	The Company and the Participant will comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to the Award. Unless otherwise approved by the Committee, any withholding taxes in respect of the PRSUs shall be satisfied through the withholding of (including by cancellation of the right to receive) whole vested Shares of Common Stock to which the Participant is otherwise entitled under this Grant Notice and the Award Agreement (provided, however, the Fair Market Value of such Shares withheld may not exceed the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of this award as a liability for financial accounting purposes).
Acceptance:	You acknowledge receipt of, and understand and agree to, this Grant Notice, the Award Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company or any Subsidiary regarding the PRSUs and supersede all prior oral and written Award Agreements on the subject.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Grant Notice as of the Grant Date. The Company and Participant, by executing this Grant Notice, hereby confirm and agree to the terms of the Performance-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A.

FIRST COMMUNITY CORPORATION	PARTICIPANT

By:

Print Name:	Print Name:

Title:	Address:

Attachments:

1.	Performance-Based Restricted Stock Unit Award Agreement
2.	First Community Corporation 2021 Omnibus Equity Incentive Plan
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FIRST COMMUNITY CORPORATION

Performance-Based Restricted Stock Unit Award Agreement

Pursuant to the Performance-Based Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Performance Restricted Stock Unit Award Agreement (this “Award Agreement”), First Community Corporation (the “Company”) has granted the Participant, as identified in the Grant Notice, a target number of performance-based restricted stock units under the First Community Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”) indicated in the Grant Notice (the “PRSUs”), subject to adjustment based on performance and the terms of this Award Agreement. Capitalized terms not defined in this Award Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice, respectively.

1.             Vesting and Determinations. The PRSUs are being awarded to Participant subject to the conditions set forth in this Award Agreement, the Grant Notice and the Plan. Subject to the provisions of Section 2 of this Award Agreement, the PRSUs will vest as provided in the Participant’s Grant Notice, this Award Agreement and the Plan for the Performance Period. As soon as practicable following the end of the Performance Period, and in any event not later than 60 days after the end of the Performance Period, the Committee will determine: (i) whether the Fundamental Conditions under Grant Notice have been satisfied and all other material terms have been satisfied, (ii) the actual performance of the Company during the Performance Period relative to the performance goals (threshold, target and maximum) for each Performance Measure set forth in the Grant Notice, and (iii) the extent to which PRSUs are vested (eligible for settlement and delivery as of the Performance Vesting Date), based on the Committee’s determinations set forth in the immediately above clauses (i) and (ii). The date of such Committee action is the referred to as the “Performance Vesting Date.” Upon vesting and adjustment for performance, Participant shall have the right to a number of Shares of Common Stock of the Company equal to the number of vested PRSUs, as determined by the Committee.

The Committee’s determinations with respect to the vesting of PRSUs under this Award Agreement: (x) shall result in cancellation and forfeiture (as of the Performance Vesting Date or Change of Control, as applicable) of any such PRSUs that are not determined by the Committee to have vested as of the Performance Vesting Date or Change of Control, as applicable, and (y) shall not increase the number of PRSUs of the Participant or any other Participant under the Plan. Any PRSUs that are deemed cancelled or forfeited pursuant to this Award Agreement shall no longer be deemed to be outstanding for purposes of this Grant Notice and the Award Agreement. If any index to be used to measure threshold, target and maximum Company performance with respect to any Performance Measure, as set forth above, ceases to exist during the Performance Period, or the Committee determines that any such index otherwise ceases to represent a meaningful measure of the Company’s performance relative to peer banks/bank holding companies, then the Committee may, in its good faith discretion, substitute one or more different indexes against which to measure the Company’s relative performance with respect to any such Performance Measure. All determinations by the Committee with respect to, among other matters, the Company’s actual performance with respect to any Performance Measure, any index, the Company’s performance with respect to any Performance Measure relative to any index, and the vesting or the cancellation and forfeiture of PRSUs under this Award Agreement, shall be final and binding on the Company and the Participant.

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2.             Vesting and Forfeiture of PRSUs Upon Certain Events. If the Participant’s date of termination of employment with the Company and its Subsidiaries (the Participant’s “Termination Date”) occurs prior to the Performance Vesting Date, then all unvested PRSUs shall be immediately forfeited and cancelled and cease to be outstanding, except as provided below in this Section 2:

(a)           Change of Control. If a Change of Control occurs prior to both the Participant’s Termination Date (except as otherwise set forth in Section 2(c) of this Award Agreement) and the Performance Vesting Date, then upon the occurrence of such Change of Control outstanding PRSUs equal to the greater of (i) the Target Number of PRSUs set forth in the Grant Notice, or (ii) the aggregate number of PRSUs that would vest based on the level of achievement of the Performance Measures applicable to such PRSUs, as determined by the Committee not later than the date of the Change of Control, taking into account performance through the latest date preceding the Change of Control as to which performance can, as a practical matter, be determined by the Committee (but not later than the end of the applicable Performance Period), will vest (such amount, the “Vested PRSU Amount”) (and the remainder of the unvested PRSUs shall be cancelled and forfeited and shall cease to be outstanding). Such Vested PRSU Amount shall be paid (subject to Section 5 of this Award Agreement) 10 days after the consummation of the Change of Control.

(b)           Death or Permanent and Total Disability. In the event that prior to both the Performance Vesting Date and a Change of Control, the Participant (i) dies while employed by the Company or its Subsidiaries, (ii) dies after Retirement (as defined below), or (iii) suffers a Permanent and Total Disability while employed by the Company or its Subsidiaries, then all outstanding PRSUs that have not been previously forfeited will automatically vest in full at the Target Number of PRSUs set forth in the Grant Notice (and the remainder of the unvested PRSUs shall be cancelled and forfeited and shall cease to be outstanding) immediately on the date of such death or Permanent and Total Disability (subject to Section 5 of this Award Agreement) 10 days after the date of death or Permanent and Total Disability (or, if earlier, the last day of the Fixed Delivery Period).

(c)           Retirement. If the Participant’s Termination Date is due to Retirement (as defined below) and occurs prior to both the Performance Vesting Date and prior to a Change of Control, then the outstanding PRSUs shall vest based on the level of achievement of the Performance Measures applicable to such PRSUs for the Performance Period, and subject to achievement of the Fundamental Conditions other than clause (iii) of the Fundamental Conditions; provided that the Participant remains in full compliance with the restrictive covenants set forth in the Participant’s employment agreement with the Company and/or First Community Bank (the “Bank”), if any, through the earlier of the Performance Vesting Date or a Change of Control (and, accordingly, if at any time following the Participant’s Retirement and prior to the earlier of the Performance Vesting Date and a Change of Control the Participant shall fail to comply with such restrictive covenants, if any, all of such Participant’s outstanding PRSUs shall immediately be cancelled and forfeited and cease to be outstanding). Unless earlier forfeited, the vested PRSUs shall be paid (subject to Section 5 of this Award Agreement) during the Fixed Delivery Period.

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If a Change of Control occurs after Participant’s Retirement and before the Performance Vesting Date, then Section 2(a) of this Award Agreement will apply to Participant’s outstanding PRSUs. Upon the date of consummation of the Change of Control, the applicable Vested PRSU Amount shall be paid (subject to Section 5 of this Award Agreement) 10 days after the consummation of the Change of Control.

For purposes of this Award Agreement, “Retirement” shall have the meaning set forth in the Participant’s employment agreement with the Company and/or the Bank as of the Grant Date or, if the Participant does not have an employment agreement that defines retirement, shall mean a voluntary termination of employment by the Participant that occurs upon or after both (a) the Participant’s attainment of age 65 and (b) when Participant’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 10.1

3.             Assignment or Transfer of PRSUs. Unless otherwise provided by the Board, prior to the vesting of the PRSUs, Participant may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the PRSUs. The PRSUs shall be forfeited if Participant violates or attempts to violate these transfer restrictions. After any Shares of Common Stock have been delivered, Participant shall not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any interest in a Share of Common Stock except in compliance with the provisions herein and the provisions of applicable securities laws.

4.             Delivery of Shares. Upon vesting of a PRSU, the Participant is entitled to one share of Common Stock for each vested PRSU. Such Common Stock, subject to applicable withholding, shall be transferred by the Company to the Participant during the Fixed Delivery Period, except as otherwise set forth in Section 2 of this Award Agreement.

5.             Payment and Tax Withholding. Each payment of the PRSUs shall be made in Shares of Common Stock. Prior to the receipt of Shares of Common Stock under this Award Agreement, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Code and applicable state and local income and other tax laws. The Participant may satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares of Common Stock from the Shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the PRSUs; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock. Unless otherwise approved by the Committee, any withholding taxes in respect of the PRSUs shall be satisfied through the withholding of (including by cancellation of the right to receive) whole vested shares of Common Stock to which the Participant is otherwise entitled under the Grant Notice and this Award Agreement (provided, however, the Fair Market Value of such Shares withheld may not exceed the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of this award as a liability for financial accounting purposes).

1Note to Committee: For purposes of any RSU awards to Tanya A. Butts, the definition of retirement should be “For purposes of this Award Agreement, “Retirement” shall mean a voluntary termination of employment by the Participant that occurs upon or after both (a) the Participant’s attainment of age 65 and (b) when Participant’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 5.”

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6.             No Ownership Rights Prior to Issuance of Common Stock. Neither the Participant nor any other person shall become the beneficial owner of the Common Stock underlying the PRSU, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such Common Stock, unless and until and after such Common Stock has been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Award Agreement.

7.             Refusal to Transfer. The Company shall not be required to transfer on its books any shares of Common Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Award Agreement.

8.             No Employment Rights. This Award Agreement is not an employment contract and nothing in this Award Agreement shall confer upon the Participant any right to continued employment with or service to the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time.

9.             Employee Benefit Plans. The value of the Participant’s PRSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit plan (“EB Plan”) unless otherwise provided by such EB Plan.

10.           Governing Plan Document. The PRSUs granted hereunder are subject to all the provisions of the Plan, the provisions of which are hereby incorporated by reference herein, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award Agreement or the Grant Notice and those of the Plan, the provisions of the Plan shall control.

11.          Adjustments. The PRSUs shall be subject to adjustments as provided in Article X of the Plan.

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12.           Section 409A of the Code. This Award Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision to the contrary herein, payments made with respect to this Award Agreement may only be made in a manner and upon an event permitted by Section 409A of the Code. Each payment, settlement and delivery made in accordance with this Award Agreement shall be treated as a “separate payment,” as defined in Treasury Regulation Section 1.409A-2(b)(2), for purposes of Section 409A of the Code. The Company shall delay the commencement of any delivery of Shares that are deferred compensation and are payable to the Participant upon his or her separation from service if the Participant is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to the date which is immediately following the earlier of (i) six (6) months after the date of the Participant’s separation from service or (ii) the Participant’s death, to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and the Participant agree to take into account any exemptions available under Section 409A. For purposes of determining timing of payments, any references to retirement, resignation, or termination of employment or service shall mean a “separation of service” as defined in Section 409A.

The Company reserves the right to amend the terms of this Award Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy that may be adopted to address a specific situation before or after the situation occurs, a “clawback policy”) that may be adopted by the Company or the Committee and in effect at any time after the date of this Award Agreement, or “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject. The Participant agrees that any incentive payments to the Participant under any Company annual cash bonus plan, these PRSUs and any Shares of Common Stock issued hereunder (and any proceeds from the sale or disposition thereof), shall be subject to any clawback policy that is hereafter adopted by the Company, as and to the extent set forth in any such clawback policy. By accepting this Award Agreement, the Participant agrees to return to the Company the full amount required by any such clawback policies that are or become applicable to the Participant.

13.          Acknowledgements. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision.

14.           Miscellaneous.

(a)           Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company, or via on-line or electronic system. Either party may designate another address in writing (or by such other method approved by the Company) from time to time. By signing this Agreement, Participant consents to receive notices and documents related to this Agreement or the Plan by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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(b)           Registration of Common Stock. It is intended that any Common Stock received in respect of the PRSUs shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Common Stock received except in compliance with Rule 144. Certificates representing Common Stock issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Common Stock as the Company deems appropriate to comply with Federal and state securities laws. If, at any time, the Common Stock is not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, the Participant shall execute, prior to the delivery of any Common Stock to the Participant by the Company pursuant to this Award Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Common Stock acquired under this Award Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Common Stock shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Common Stock being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Common Stock, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

(c)           Data Protection. By accepting this Award Agreement (whether by electronic means or otherwise), the Participant hereby consents to the holding and processing of personal data provided by him/her to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to, administering and maintaining Participant records, providing information to any registrars, brokers or their party administrators of the Plan, or providing information to future purchasers of the Company or the business in which the Participant works.

(d)          Counterpart Signature Pages. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.PDF), or by an other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(e)           Successors and Assigns. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Participant, Participant’s successors, and assigns.

(f)            Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to principles of conflict of laws.

(g)           Entire Award Agreement; Amendment. This Award Agreement, along with the Grant Notice and the Plan constitute the entire Award Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Award Agreement may only be amended as described in Article XII of the Plan.

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